INDEPENDENT AUDITORS' CONSENT
              ----------------------------------------------------


We consent to incorporation by reference in the registration statements (No. 33-70478) on Form S-8 and (No. 333-12893) on Form S-3 of Prime Medical Services, Inc. of our report dated February 21, 1997, relating to the consolidated balance sheets of Prime Medical Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which report appears in the Annual Report on Form 10-K of Prime Medical Services, Inc. for the year ended December 31, 1996.



/s/ KPMG Peat Marwick, LLP

Austin, Texas
March 27, 1997